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                                                                   Exhibit 10.21

                  THIRD AMENDMENT TO LEASE - Kissimmee, Florida

      THIS AMENDMENT is made this 26th day of August, 1998 by and between UNITED DEVELOPMENT COMPANY LIMITED, a Florida limited partnership having a principal place of business at 2175 Partin Settlement Road, Kissimmee, Florida 32743 (hereinafter called "Landlord") and UFP TECHNOLOGIES, INC., a Delaware corporation having a principal place of business at 172 East Main Street, Georgetown, Massachusetts 01833 (hereinafter called "Tenant").

      WHEREAS, Landlord and Tenant entered into and executed a lease dated as of April 1, 1986, as extended and amended on August 1,1991 and Aug. 1, 1996, (the "Lease") for the Premises (as hereinafter defined) as more particularly described therein;

      WHEREAS, Landlord and Tenant mutually desire to amend and further extend the Lease;

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth and of ONE DOLLAR and other good and valuable consideration, Landlord and Tenant hereby agree to amend and do hereby amend the, effective as of July 1, 1998, Lease as follows:

      1. The definition of "Premises" in Section 1.02 is deleted in its entirety and replaced with the following:

            Premises. Approximately 37,400 sq. feet of space in the Building. The Land and Building together are sometimes referred to as the "Property."

      2. Article 3 of the Lease is deleted in its entirety and replaced with the following:

            Term. The current extension of the Term of this Lease commenced on July 1, 1998 and shall end at midnight, December 31, 2001, both dates inclusive, unless extended or sooner terminated under the provisions hereof; provided, however, that Tenant, at its sole option, may elect to further extend said Term for one additional 3-year period (commencing on January 1, 2002 and ending at midnight on December 31, 2005), the Basic Rent for such extended period to be the lesser of (a) the fair market rent as of January 1, 2002, as agreed upon by the parties, or, failing such agreement, established pursuant to a commercially reasonable arbitration proceeding; and
            (b) the rent for the current extension Term (as established in Paragraph 3 of this Third Amendment) increased by the increase from July 1, 1998 to December 31, 2001 in the Consumer Price Index (All Items; Base 1982-84 = 100), published by the United States Department of Labor, Bureau of Labor Statistics, for the area in which the Premises are located.

      3. Section 4.02 of the Lease is deleted in its entirety and replaced with the following:

            Computation of Basic Rent. The Basic Rent for the current extension of the Lease Term shall be the sum of $129,600 per annum.

      4. Section 6.04 is deleted in its entirety and replaced with the following:

            Increases in Taxes. Tenant shall pay to Landlord during the Lease Term, as Additional Rent, within thirty (30) days of written demand therefor from Landlord, Tenant's Share of the amount by which the Taxes assessed against the Property during any tax fiscal year (as reduced by abatements) exceeds twenty-five thousand dollars ($25,000). If any extension Term shall terminate without fault of the Tenant
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            prior to the end of the then current tax fiscal year, then said amount payable by Tenant shall be prorated.

      5. Article 8 is deleted in its entirety and replaced with the following:

                                    ARTICLE 8
                              EXTERIOR MAINTENANCE

            8.01 Tenant shall at Tenant's expense perform all needed periodic maintenance and minor repairs to the exterior of the Building and the structural elements thereof (including but not limited to foundation, walls, roof, and the like). Tenant shall at Tenant's expense perform all needed landscaping.

            8.02 Landlord shall at Landlord's expense perform all replacements of and major repairs to the Building and the structural elements thereof (including but not limited to foundation, walls, roof, and the like).

      6. Section 15.01 is deleted in its entirety and replaced with the following:

                        Insurance. Tenant shall, as Additional Rent, take out
            and maintain throughout the Term the following insurance protecting Landlord and Tenant as named insureds and with such additional insureds as Landlord from time to time may designate, in such amounts and with such insurance companies as Tenant deems appropriate, subject to Landlord's reasonable approval: (a) commercial general liability insurance with so-called "broad form" endorsement insuring Landlord and Tenant against all claims and demands for injury to or death of any person or damage to or loss of property which may be claimed to have occurred on or about the Property, with an initial combined single limit of at least $2,000,000; (b) workers' compensation insurance with statutory limits covering all of Tenant's employees working on the Property; and (c) fire and casualty insurance with extended coverage on all buildings and improvements now existing or hereafter erected upon the Property. Policies for all such insurance shall, in case of loss, be first payable to the holders of any mortgages on the property under a standard non-contributing mortgagee's clause, and shall be deposited with the holder of such mortgage or with Landlord, as Landlord may elect.

      Except as specifically amended hereby, the Lease remains in full force and effect.

      EXECUTED as a sealed instrument as of the date first written above.

TENANT: UFP TECHNOLOGIES, INC.             LANDLORD: UNITED DEVELOPMENT COMPANY
                                                     LIMITED

        BY: /s/ Ronald J. Lataille                   BY: /s/ Richard L. Bailly
           ---------------------------                  ------------------------
           Name: Ronald J. Lataille                     Name:
           Its: Chief Financial Officer                 General Partner